Exhibit 5.1

ArentFox Schiff LLP 233 South Wacker Drive Suite 7100 Chicago, IL 60606 312.258.5500 main 312.258.5600 fax afslaw.com

April 9, 2024

Sierra Pacific Power Company

6100 Neil Road

Reno, Nevada 89511

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Sierra Pacific Power Company, a Nevada corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $400,000,000 of the Company’s 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due 2054 (the “Exchange Notes”) pursuant to a registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on April 9, 2024 (the “Registration Statement”). The Exchange Notes will be offered in exchange for the Company’s outstanding 5.900% General and Refunding Mortgage Notes, SPPC Series 2023A, due 2054 (the “Original Notes”), which were previously issued in an offering exempt from the registration requirements of the Securities Act.

The Exchange Notes will be issued pursuant to the General and Refunding Mortgage Indenture, dated as of May 1, 2001, as amended and supplemented to the date hereof, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Indenture”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with our opinion, we have examined the Registration Statement, including the exhibits thereto, and such other documents, corporate records and instruments, and have examined such laws and regulations, as we have deemed necessary for the purposes of this opinion. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the legal capacity of all natural persons. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

April 9, 2024

In rendering the opinions in this letter we have assumed, without independent investigation or verification, that each party to each of the documents executed or to be executed, other than the Company, (a) is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has full power and authority to execute such documents to which it is a party and to perform its obligations thereunder, (c) has taken all necessary action to authorize execution of such documents on its behalf by the persons executing the same, (d) has properly executed and delivered, or will properly execute and deliver, each of such documents to which it is a party, and (e) has duly obtained all consents or approvals of any nature from and made all filings with any governmental authorities necessary for such party to execute, deliver or perform its obligations under such documents to which it is a party. In addition, in rendering such opinions we have assumed, without independent investigation or verification, (i) that the execution and delivery of, and performance of its respective obligations under, the documents executed or to be executed by each party thereto, other than the Company, do not violate any law, rule, regulation, agreement or instrument binding upon such party, (ii) that each of such documents is the legal, valid and binding obligation of, and enforceable against, each party thereto, other than the Company, and (iii) except with respect to the laws, rules and regulations to which our opinion is limited (as described in paragraph B. below), that the execution and delivery by the Company of, and performance by it of its obligations under, such documents do not violate any law, rule, regulation, agreement or instrument binding upon the Company or require any consent or approval from or filing with any governmental authority.

We make no representation that we have independently investigated or verified any of the matters that we have assumed for the purposes of this opinion letter.

Based on the foregoing and subject to the qualifications set forth below, we are of the opinion that, when (i) the Registration Statement has become effective under the Securities Act and the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (ii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and have been duly issued and delivered by the Company in exchange for the Original Notes as contemplated by the Registration Statement, the Exchange Notes will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications:

A.       The opinions expressed herein with respect to the legality, validity, binding nature and enforceability of the Exchange Notes are subject to (i) applicable laws relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors’ rights generally, whether now or hereafter in effect and (ii) general principles of equity, including, without limitation, concepts of materiality, laches, reasonableness, good faith and fair dealing and the principles regarding when injunctive or other equitable remedies will be available (regardless of whether considered in a proceeding at law or in equity).

B.       The foregoing opinions are limited to the laws of the State of New York (excluding the “blue sky” laws of such state) and the federal securities laws of the United States of America, and we express no opinions with respect to the laws of any other jurisdiction.

April 9, 2024

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ARENTFOX SCHIFF LLP